Exhibit 26 (k)(i)

OPINION OF COUNSEL AS TO THE

LEGALITY OF THE SECURITIES BEING REGISTERED

[Transamerica Life Insurance Company Letterhead]

October 1, 2020

Transamerica Life Insurance Company

4333 Edgewood Road N.E.

Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-6 by Transamerica Life Insurance Company and WRL Series Life Account with the Securities and Exchange Commission covering individual variable universal life contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.

Transamerica Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual variable universal life contracts by the Department of Insurance of the State of Iowa.

2.	WRL Series Life Account is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3.

The Individual Variable Universal Life Contracts have been duly authorized by Transamerica Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-6 Registration Statement.

Very truly yours,

TRANSAMERICA LIFE INSURANCE COMPANY

/s/ Brian Stallworth

Brian Stallworth
Assistant Secretary